Dear Algodon Shareholders,

We are pleased to announce that Algodon Group has acquired an additional 2,088 acres (845 hectares) of land directly adjacent to the existing property at Algodon Wine Estates. This land acquisition has more than doubled the size of our existing estate, from 2,050 acres (830 hectares) to 4,138 acres (1,675 hectares).

This is an exciting step for us, marking a significant expansion of our real estate holdings. The new land gives us the flexibility and space needed to expand the scope of our operations, enabling us to capitalize on the budding Argentinian real estate market.

ALGODON

WINE ESTATES

PRIVATE ESTANCIAS

EXISTING PROPERTY:
2,050 ACRES
(830 HA)
N
E
S
W
NEW ACQUISITION:
2,088 ACRES
(845 HA)

NEW TOTAL AREA:
4,138 ACRES
(1,675 HA)

We are considering various uses for the new land, including the development of Private Estancias, Vineyard Villas and additional estate lots. An expansion of vineyard operations and the development of supplementary agricultural revenue streams are also being considered.

Most importantly however, we view this acquisition as a long term land bank, at an opportune time when there has been a continued rise in real estate values in all of Argentina. This property is expansive, and the opportunities in potential revenues is also expansive. On the existing property we have already built an internationally recognized collection of assets that include our winery, an award-winning hotel and restaurant, a beautiful golf course and tennis center, and hundreds of acres of prime vineyards, to name just a few.

We believe that the value of the new acquisition therefore has immediately increased by merely being associated with Algodon Wine Estates, for which we have already built so much infrastructure and value.

We are also happy to share that San Rafael has recently lifted the prohibition on the digging of water wells, which we also believe may have a significant positive impact on the parcel’s value.

Argentina’s Upcoming Midterm Elections

Many of our shareholders had no doubt closely followed Argentina’s recent Senate primary election, in which former president, Cristina Fernandez de Kirchner, narrowly lost the vote for a senate seat.

Read: Wall Street cheers after Argentina’s populist ex-president loses vote

Many were concerned that Fernandez, who was indicted for corruption last year, might potentially weaken Macri’s platform of reform if she had won. However, her failed attempt to win a valuable senate seat indicates that Macri’s coalition may become the country’s main political force after this year’s midterm elections on October 22nd. If successful, Macri and his pro-market policies would remain in force until 2023, and possibly longer.

Read: Primaries in Argentina show Macri’s coalition is en route to become the main political force

American Vice President Mike Pence visited Argentina immediately following the primaries, and praised Macri’s “bold reform agenda,” saying it was a model for the region, and that “Argentina in many ways is an inspiration across this hemisphere and across the wider world.” This was a significant gesture on the part of the U.S., as Pence emphasized that “When Latin America embraces economic reforms, Latin America succeeds and so does the United States.”

Read: Pence praises Argentina as model for Latin America

Macri’s economic reforms have no doubt improved investor confidence and this seems to be resulting in a solid performance of the Merval Index, which has risen over 50% since around this time last year.

In a recent interview with La Nacion, Argentina’s Finance minister, Nicolás Dujovne, said that the country’s economy is awaiting “20 years of growth.”

We believe it’s a very good time to be in Argentina.

Sincerely,

Scott L. Mathis

Chairman & Founder

(212) 739-7650

smathis@algodongroup.com

www.AlgodonGroup.com

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Among these risks are those set forth in a Form 10-K filed on March 31, 2017. It is important that each person reviewing this release understand the significant risks attendant to the operations of Algodon. Algodon disclaims any obligation to update any forward-looking statement made herein.

Important Disclosures: This email is for information and discussion purposes only and is not intended to be and should not be construed as an offer to sell, or a solicitation of an offer to buy, an interest in Algodon Wines & Luxury Development Group, Inc. (formerly Diversified Private Equity Corp. or “DPEC Partners”) (referred to as “Algodon Group”). Any offer or solicitation of an investment in Algodon Group may be made only by delivery of a Confidential Offering Memorandum to qualified prospective investors. This email is not complete and does not contain certain material information about Algodon Group, including important disclosures and risk factors associated with an investment in Algodon Group. Certain information in this email has been provided by third-party sources and, although believed to be reliable, has not been independently verified and its accuracy or completeness cannot be guaranteed.

No representation is made that Algodon Group will or is likely to achieve its objectives or that any investor will profit or be able to avoid incurring substantial losses. This email does not take into account the particular investment objectives or financial circumstances of any specific person who may receive it. Before making any investment, you should thoroughly review Algodon Group’s Confidential Offering Memorandum with your financial and tax advisors to determine whether an investment in Algodon Group is suitable for you in light of your financial situation.

Algodon Wines & Luxury Development Group, 135 Fifth Avenue, 10th Floor, New York, NY 10010

SafeUnsubscribe™ rstear@dpecpartners.com

Forward this email | Update Profile | About our service provider

Sent by smathis@algodongroup.com